The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Filed Pursuant to Rule 424(b)(5)
Registration No. 333-256939
SUBJECT TO COMPLETION, DATED JUNE 9, 2021
PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated June 9, 2021)
12,500,000 Shares

Livent Corporation
Common Stock
We are offering 12,500,000 shares of our common stock, par value $0.001 per share (our “common stock”).
Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “LTHM.” On June 8, 2021, the last reported sale price of our common stock on the NYSE was $21.17 per share.
Investing in our common stock involves risks. You should carefully consider all the information contained or incorporated by reference in this prospectus supplement prior to investing in our common stock. In particular, we urge you to carefully consider the information set forth in the section titled “Risk Factors” beginning on page S-12 of this prospectus supplement and in in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on February 26, 2021 for a description of certain risks you should consider before investing in our common stock.
	Per Share	Total
Public Offering Price(1)	$	$
Underwriting Discount(1)(2)	$	$
Proceeds to the Company (before expenses)(1)	$	$
(1)	Assumes no exercise of the underwriters’ option to purchase additional shares described below.
(2)	See “Underwriting (Conflicts of Interest)” for a description of compensation payable to the underwriters.
We have granted the underwriters an option exercisable within a 30-day period beginning on, and including, the date of this prospectus supplement, to purchase up to 1,875,000 of additional shares of our common stock from us at the public offering price, less the underwriting discounts and commissions. See “Underwriting (Conflicts of Interest).”
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares on or about   , 2021.
Book-Running Managers
Goldman Sachs & Co. LLC	J.P. Morgan
The date of this prospectus supplement is   , 2021.

Prospectus Supplement
Prospectus
i

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement, the accompanying prospectus and any free writing prospectus that we prepare or authorize contain and incorporate by reference information that you should consider when making your investment decision. We have not, and the underwriters have not, authorized any person to provide any information or represent anything about us other than what is contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. None of the information on our websites referred to in this prospectus supplement or accompanying prospectus is incorporated by reference herein. We do not, and the underwriters and their affiliates and agents do not, take any responsibility for, and can provide no assurance as to the reliability of, information that others may provide you. We are not, and the underwriters and their affiliates and agents are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus supplement relates to a prospectus which is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may sell the securities described in the accompanying prospectus from time to time. The accompanying prospectus provides you with a general description of the securities we may offer. This prospectus supplement contains specific information about the terms of this offering. This prospectus supplement may add, update or change information contained in the accompanying prospectus. Please carefully read both this prospectus supplement and the accompanying prospectus in addition to the information described in the section of the accompanying prospectus entitled “Where You Can Find More Information.”
The registration statement that contains the accompanying prospectus (including the exhibits filed with and incorporated by reference in the registration statement) contains additional information about us and the shares of common stock offered under this prospectus supplement. That registration statement can be read at the SEC’s website mentioned under the section of the accompanying prospectus entitled “Where You Can Find More Information.”
Unless the context otherwise requires, in this prospectus supplement and the accompanying prospectus, the terms “Livent,” the “Company,” “we,” “our” or “us” refer to Livent Corporation and its consolidated subsidiaries.
ii

SUMMARY
This summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. Before making an investment decision, you should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including the section under the heading “Risk Factors” herein and in the documents incorporated by reference, before investing in our common stock.
The Company
We are a pure-play, fully integrated lithium company, with a long, proven history of producing performance lithium compounds. Our primary products, namely battery-grade lithium hydroxide, lithium carbonate, butyllithium and high purity lithium metal are critical inputs used in various performance applications. Our strategy is to focus on supplying high performance lithium compounds to the fast-growing electric vehicles (“EV”) and broader energy storage markets, while continuing to maintain our position as a leading global producer of butyllithium and high purity lithium metal. With extensive global capabilities, nearly 80 years of continuous production experience, applications and technical expertise, long-standing customer relationships and a favorable sustainability profile, we believe that we are well positioned to capitalize on the accelerating trends of vehicle electrification and renewable energy adoption.

We produce lithium compounds for use in applications that have specific and constantly changing performance requirements, including battery-grade lithium hydroxide for use in high performance lithium-ion batteries. We believe the demand for our compounds will continue to grow as the electrification of transportation accelerates, and as the use of high nickel content cathode materials increases in the next generation of batteries. We also supply butyllithium, which is used in the production of polymers and pharmaceutical products, as well as a range of specialty lithium compounds including high purity lithium metal, which is used in non-rechargeable batteries and in the production of lightweight materials for aerospace applications. It is in these applications that we have established a differentiated position in the market through our ability to consistently produce and deliver performance lithium compounds.
Financial Information About Our Business
We operate as one reportable segment based on the commonalities among our products and services, the types of customers we serve and the manner in which we review and evaluate operating performance. As we earn a substantial amount of our revenues through the sale of lithium products, we have concluded that we have one operating segment for reporting purposes.
Business Overview
As a result of our focus on supplying performance lithium compounds for use in the rapidly growing EV and broader energy storage battery markets, we expect our revenue generated from each of lithium hydroxide, energy storage and our Asia operations to increase. We intend to maintain our leadership positions in other high-performance markets such as non-rechargeable batteries, greases, pharmaceuticals and polymers.
We believe that we have earned a reputation as a leading supplier in the markets we serve, based on the performance of our products in our customers’ production processes subsequent supply chains, and our ability to provide application know-how and technical support. In the EV market, we are one of a small number of lithium suppliers whose battery-grade lithium hydroxide has been qualified by global customers for use in their cathode material production that is ultimately used in numerous global EV programs. Throughout our history, as end market application technologies have evolved, we have worked closely with our customers to understand their changing performance requirements and have developed products to address their needs.
As a vertically integrated producer, we benefit from operating one of the lowest-cost lithium mineral deposits in the world that also has a favorable, industry leading sustainability footprint. We have been extracting lithium brine in a sustainable manner at our operations at the Salar del Hombre Muerto in Argentina for more than 20 years, and have been producing lithium compounds for approximately 80 years. Our operational history provides us with a deep understanding of the process of extracting lithium compounds from brine safely and sustainably. We have developed proprietary process knowledge that enables us to produce high quality, low impurity lithium carbonate and lithium chloride. We source the majority of our base lithium compounds for use in the production of performance lithium compounds from these low-cost operations in Argentina. Our operations in Argentina are expandable, giving us the ability to increase our lithium carbonate and lithium chloride production in a sustainable manner to meet increasing demand. We also have the operational flexibility to procure and use lithium carbonate from third-party suppliers. This strategy allows us to manage our production requirements and produce more end-products for customers, as needed, than we would have the ability to do with lithium carbonate derived solely from our internal sources of supply.
We are one of a few lithium compound producers with global manufacturing capabilities. We use the majority of the lithium carbonate we produce in the production of battery-grade lithium hydroxide in the United States and China. In addition to our proprietary process for lithium extraction from brine, we use the lithium chloride we produce in the production of butyllithium products in the United States, the United Kingdom, China and India, as well as in the production of high purity lithium metal in the United States. In addition to our proprietary process for lithium extraction from brine, we have significant know-how and experience in the lithium hydroxide, butyllithium and high purity lithium metal production processes and product applications, which we believe provide us with a competitive advantage in these markets.
Capacity and Production
The chart below presents a breakdown of our capacity and production by product type and category presented in product basis metric tons (“MT”) for the fiscal years ended December 31, 2020, 2019 and 2018:
Product Category	Product	2020		2019		2018
		Capacity	Production	Capacity	Production	Capacity	Production
Performance Lithium	Lithium Hydroxide	25,000	14,686	25,000	21,348	18,500	15,936
	Butyllithium	3,265	2,180	3,265	2,437	3,265	2,389
	High Purity Lithium Metal(1)	250	160	250	167	250	140
Base Lithium	Lithium Carbonate(2)	18,000	15,589	18,000	16,785	18,000	17,238
	Lithium Chloride(2)	9,000	4,836	9,000	4,284	9,000	5,005
(1)	Excludes other specialty product capacities and production.
(2)
Represents theoretical capacity for lithium carbonate and lithium chloride. Actual combined production of both products is lower and limited by the total capacity of lithium brine production. Lithium brine production was approximately 19,500 MT on a lithium carbonate equivalent (“LCE”) basis for 2020, approximately 20,000 MT for 2019 and approximately 21,000 MT for 2018, resulting in the total production shown in the chart.

The charts below detail our 2020 revenues by product, application and geography.

(1)	Company internal estimates
Products and Markets
Our performance lithium compounds are frequently produced to meet specific customer application and performance requirements. We have developed our capabilities in producing performance lithium compounds through decades of interaction with our customers, and our products are key inputs into their production processes. Our customer relationships across multiple stages of value chains provide us with first-hand insight into our customers’ production objectives and future needs in terms of product volume, mix and specifications, which we in turn use to further develop our products.

Our Performance Compounds

Product Category	End Applications	Our Differentiation
Battery-Grade Lithium Hydroxide	Electric Vehicles	▪ One of a small number of major suppliers for EV applications ▪ A balanced capacity footprint in China and the US; products from both sites qualified for EV applications, multi-year sales agreements ▪ More than 20 years of experience and partnerships with leading customers across EV and broader battery value chains ▪ Favorable sustainability profile of our brine and carbonate operations in Argentina, coupled with that of our hydroxide operations in the U.S. and China
Non-Battery Lithium Hydroxide	High Performance Greases	▪ Focused on grease applications where grease performance is critical ▪ Stable customer base with long-standing relationships that are typically measured in decades ▪ Typical sales agreements are multi-year
Butyllithium	Polymers Pharmaceutical	▪ High level of technical service including safety, product handling, plant engineering and application know-how ▪ Manufacturing facilities in all regions to support our global customers ▪ Multi-year sales agreements
High Purity Lithium Metal and Other Specialties	Primary Battery Aerospace	▪ One of the few producers of high purity lithium metal, and the only fully vertically integrated western producer ▪ Niche high value specialty applications

Our other specialties include lithium phosphate, pharmaceutical-grade lithium carbonate, high purity lithium chloride and specialty organics. In addition to performance lithium compounds, we also produce lithium carbonate and lithium chloride, both of which we largely consume as feedstock in the process of producing our performance lithium compounds.
Competition and Industry Overview
We sell our performance lithium compounds worldwide. Most markets for lithium compounds are global, with significant growth occurring in Asia and Europe, driven primarily by the development and manufacturing of lithium-ion batteries. The market for lithium compounds also faces some barriers to entry, including access to an adequate and stable supply of lithium, sustainability profile, technical expertise and development lead time. According to Roskill’s 2019 estimates, we are one of the five largest producers of lithium compounds, including Albemarle, Jiangxi Ganfeng Lithium, Sichuan Tianqi, and SQM, which accounted for 64% of the global refined lithium production as measured by lithium carbonate equivalent (“LCE”). Roskill estimates the share of these five largest refined lithium producers to increase to 67% in 2020. We expect capacity to be added by existing and new producers over time. We believe our lithium brine operations in Salar del Hombre Muerto, Argentina, which have a favorable sustainability profile and are considered by the industry to be one of the lowest-cost sources of lithium, provide us with a distinct competitive advantage against current and future entrants.
We compete by providing advanced technology, high product quality, reliability, quality customer and technical service, and by operating in a cost-efficient manner and prioritizing safety and sustainability. We believe that we are a leading provider of battery-grade lithium hydroxide in EV battery applications and in performance grease applications. We are one of two butyllithium producers having operations in multiple geographies. We believe that we are the leading supplier of butyllithium in polymer and fine chemicals applications. We are the only fully integrated producer of high purity lithium metal in the Western Hemisphere and enjoy competitive advantages from our vertically integrated manufacturing approach, low production costs and history of efficient capital deployment. We currently have lithium hydroxide capacity in the United States and China. We believe that we are one of only two global suppliers of butyllithium and, according to Roskill, we are one of the two largest producers of downstream lithium chemicals outside of China. Our primary competitors for performance lithium compounds are Albemarle Corporation and Jiangxi Ganfeng Lithium.
Growth
According to BloombergNEF’s May 2020 Long-Term Electric Vehicle Outlook, EV (battery electric and plug-in hybrid electric passenger vehicles) sales are expected to be approximately 25.8 million units in 2030, rising to 54.9 million units in 2040, representing a penetration rate of 28% and 58%, respectively, of all passenger vehicles sold. According to EV Volumes’ April 2021 report on global plug-in (battery electric and plug-in hybrid electric) passenger cars and light commercial vehicles forecast, sales are expected to be 31.6 million units in 2030, rising to 57.2 million units in 2035, representing a penetration rate of 33% and 57%, respectively, of all passenger cars and light commercial vehicles sold. Both BloombergNEF, and EV Volumes expect battery electric vehicles to comprise a clear majority of the EV sales mix, while the share of plug-in hybrid electric vehicles in the sales mix remains steady.
Throughout 2020 and so far in 2021, national and regional governments across the world announced incentives, subsidies and more stringent fuel economy/carbon dioxide emissions regulations to stimulate the automotive industry’s recovery from the pandemic’s impact. Most automakers responded by announcing large investments towards drivetrain electrification and by laying out roadmaps for launching a growing number of competitive models across various segments. Besides electrification of transportation, electricity generation continued its decarbonization trend with solar and wind installations crossing new milestones; many of these installations are coupled with lithium-ion battery-based energy storage systems. According to BloombergNEF’s December 2020 Long-Term Energy Storage Outlook, global lithium-ion battery demand for stationary storage applications, in gigawatt-hour terms, is expected to grow at a compounded annual rate of 36% between 2020 and 2030.
In line with varying consumer preferences across regions, automakers are launching an increasing number of EVs across segments and for shorter-ranges and longer-ranges. In Europe, North America and certain segments of the China market, automakers have been introducing longer-range EV models using higher energy density batteries and are increasingly doing so by using high (>60%) nickel content cathode materials. According to BloombergNEF’s May 2020 Long-Term Electric Vehicle Outlook, approximately 84% of all passenger EVs in 2025 will have high (>60%) nickel content cathodes compared to 75% of all passenger EVs in 2019. In the December 2020 Long-Term Energy Storage Outlook, BloombergNEF estimated that approximately 28% of all lithium-ion battery-based stationary storage applications will have high nickel content cathodes compared to less than 1% in 2019. This shift towards high nickel content cathode materials for automotive and stationary storage applications will increasingly require battery-grade lithium hydroxide in the production of cathode materials.

As an existing, proven global producer of battery-grade lithium hydroxide, we are well positioned to benefit from this expected increase in lithium demand from EV growth. As one of the pioneers in the lithium industry, we have relationships throughout the lithium-ion battery value chain. Across the battery value chain, product performance requirements have continued to evolve since the first lithium-ion batteries and cathode materials were introduced in the early 1990s. We have developed our application and materials knowledge by working with our customers over time to produce performance lithium compounds which meet evolving customer needs.
Our growth efforts focus on developing environmentally compatible and sustainable lithium products. We are committed to providing unique, differentiated products to our customers by acquiring and further developing technologies as well as investing in innovation to extend product life cycles. To support our growth efforts, the chart below details Livent’s capital spending from 2018 to 2020.

LIVENT CAPITAL SPENDING[1]

(in millions)

2020
$100
$25
2019
$153
$36
2018
$46
$32
$-
$50
$100
$150
$200
Growth
Maintenance

(1)
Includes capital expenditures and other investing activities, inclusive of capitalized interest. See our consolidated and combined statements of cash flows in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for further details.

For a description of our business, financial condition, results of operations and other important information, we refer you to our filings with the SEC incorporated by reference in this prospectus supplement and accompanying prospectus, as listed under the heading “Incorporation of Documents by Reference.”
Our Strategy
We believe that growth in EV sales will drive significant growth in demand for performance lithium compounds. We believe that we are well positioned to benefit from this trend thanks to our leading position, long-standing customer relationships and favorable sustainability profile and we view sustainability as central to our mission and a key consideration in all of our investment and operational decisions.
To fully capitalize on growth opportunities, our strategy will involve investing in our assets, our technology capabilities and our people to ensure that we can continue to meet our customers’ demands as well as our broader commitments to other key stakeholders, including investors, employees, regulators and our local communities.
Expand our Production Capacities
Livent is proceeding with the completion of a 5,000 metric ton hydroxide addition in Bessemer City, as well as phase 1 of carbonate expansion of 10,000 metric tons in Argentina. Both projects were paused in March 2020 shortly after the onset of the COVID-19 pandemic, and are now expected to reach commercial production by Q3 2022 and Q1 2023, respectively. Livent will also commence phase 2 of carbonate expansion in Argentina for an additional 10,000 metric tons, with expected commercial production to begin by year-end 2023.
Longer-term, Livent plans to triple its carbonate capacity in Argentina to roughly 60,000 metric tons and to expand hydroxide capacity in multiple geographies to a total of roughly 55,000 MT in order to meet growing customer demand globally and to reduce the need to procure lithium carbonate from third-party suppliers.
We will continue to evaluate our butyllithium capacity regionally and add capacity as demand continues to increase. For high purity lithium metal, we are evaluating expansion opportunities to align with the potential increase in demand for lithium metal as our customers develop next generation battery technologies.
Diversify our Sources of Supply
We continue to pursue additional sources of lithium products, which may include further expansion in Argentina, increasing our ownership stake in the Nemaska Lithium Inc. development project and assets, acquisition and development of new resources, entering into long-term supply agreements with other producers, or some combination thereof. We will continually assess new resources that offer the potential to provide alternative sources of lithium products and will look to invest in developing such resources where it makes sense to do so.
Expand our Applications and Process Technology Capabilities
Our market position today depends on our ability to consistently provide our customers with the products they need, in a sustainable and responsible manner. To maintain this position, we are continuously investing to improve our application, process and extraction technologies, on both existing and new potential resources, and to reduce our environmental footprint. As we work with our customers to understand their evolving lithium needs, we will focus on expanding our extraction and processing capabilities and our ability to adapt the properties of our products, whether chemical or physical, to meet those needs. This may require us to invest in and potentially acquire new capabilities, hire people or acquire new technical resources.
Develop Next Generation Lithium Compounds
We believe that the evolution of battery technologies will lead to the adoption of lithium-based applications and electrolytes within anodes and batteries, respectively. This evolution will require new forms of lithium to be produced, such as new lithium metal powders or printable lithium products. We will continue to invest in research and development in order to create innovative products. We will also invest and partner with our customers to further their research and development efforts.
Invest in Our People
Our business requires that we hire and retain research scientists, engineers and a technical salesforce. We will continue to retain talent through training and development of our personnel. We will look to cultivate an inclusive and positive work environment that creates and supports diversity, prioritizes equal opportunity and fairness in the company’s management systems and practices, and fosters a sense of belonging for employees with diverse perspectives, backgrounds and expertise.
Focus on Sustainability
Environmental, Social and Governance (“ESG”) issues and concerns are having an increasing impact on our industry, business and operations. We intend to continue to integrate ESG and sustainability considerations into our business, operations and investment decisions. We believe our ESG and sustainability efforts may help us differentiate ourselves from other competitors and help us develop and strengthen relationships with customers and other key stakeholders.
As part of our sustainability focus, we will strive to align ourselves with the sustainability goals of our customers, investors, employees, communities, regulators and other stakeholders, as well as our own internal sustainability goals, which include: achieving carbon neutrality by 2040; finding a path to

100% renewable energy; sustainable water use; uplifting communities and advancing social progress and human rights across our operations and supply chain; providing greater transparency across the spectrum of Environmental Social and Governance (“ESG”) issues.
Corporate Information
Our common stock is listed on the NYSE under the symbol “LTHM.” Livent Corporation was formed and incorporated by FMC as FMC Lithium USA Holding Corp. in the State of Delaware on February 27, 2018 and was subsequently renamed Livent Corporation. Livent’s principal executive offices are located at 2929 Walnut Street, Philadelphia, Pennsylvania, 19104 and our telephone number is 215-299-5900. Livent’s website is www.livent.com. The information contained on or accessible through our website neither constitutes part of this prospectus supplement nor is incorporated by reference herein.

The Offering
Issuer
Livent Corporation
Common stock offered
12,500,000 shares of common stock (or 14,375,000 shares of common stock if the underwriters’ option to purchase additional shares is exercised in full).
Number of shares outstanding immediately after this offering
159,190,274 shares of common stock (or 161,065,274 shares of common stock if the underwriters’ option to purchase additional shares is exercised in full).(1)
Use of Proceeds
We estimate that the net proceeds from this offering will be approximately $    million (or approximately $    million if the underwriters exercise their option to purchase additional shares in full), after deducting the underwriters’ discounts and commissions and estimated offering expenses.
We intend to use the net proceeds of this offering primarily for growth capital expenditures, including lithium capacity expansion. We also intend to use the net proceeds for general corporate purposes and to repay amounts outstanding under our revolving credit facility.
NYSE symbol for our common stock
LTHM
Transfer agent and registrar
The transfer agent and registrar for our common stock is Equiniti Trust Company.
Risk Factors
Investing in our common stock involves risks. You should carefully consider all the information contained or incorporated by reference in this prospectus supplement prior to investing in our common stock. In particular, we urge you to carefully consider the information set forth in the section titled “Risk Factors” beginning on page S-12 of this prospectus supplement and in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on February 26, 2021 for a description of certain risks you should consider before investing in our common stock.
Conflicts of Interest
Affiliates of Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, underwriters in this offering, are joint bookrunners and lenders under our revolving credit facility, and, therefore may receive at least 5% of the net proceeds of this offering, not including underwriting compensation. As a result, Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are each deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. See “Underwriting (Conflicts of Interest).”
(1)	Based on 146,690,274 shares of common stock outstanding as of June 8, 2021.

Summary Consolidated Financial Data
The summary consolidated financial data set forth below for the fiscal year ended December 31, 2020 and the consolidated balance sheet data as of December 31, 2020 have been recast, as compared to how they were presented in our Annual Report on Form 10-K for the year ended December 31, 2020, for the impact of our full retrospective adoption, on January 1, 2021, of the Financial Accounting Standards Board’s Accounting Standards Update No. 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). The summary consolidated financial data set forth below for the fiscal years ended December 31, 2019 and 2018 and the consolidated balance sheet data as of December 31, 2019 have been derived from our audited consolidated and combined financial statements incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 26, 2021. Also set forth below is the consolidated financial data for the three months ended March 31, 2021 and 2020 and the consolidated balance sheet data as of March 31, 2021 derived from our unaudited consolidated and combined financial statements incorporated in this prospectus supplement by reference to our Quarterly Report on Form 10-Q for the three months ended March 31, 2021, filed with the SEC on May 3, 2021.
This financial data set forth below should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated and combined financial statements and the related notes thereto contained in such Annual Report on Form 10-K. In addition, as a result of our full retrospective adoption of ASU 2020-06, we adjusted the balance of retained earnings, additional paid-in capital, long-term debt and deferred income taxes in our consolidated balance sheet as of December 31, 2020, the year in which we issued our 4.125% Convertible Senior Notes due 2025, which we account for under ASU 2020-06. Interest expense, loss from operations before income taxes, income tax benefit, net loss, and earnings per share were also adjusted for the year ended December 31, 2020. For details, see Notes 3 and 9 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.
Selected financial data	Three Months Ended March 31,		Year Ended December 31,
(in Millions, Except Per Share Data)	2021	2020	2020	2019	2018
Revenue	$97.7	68.5	$288.2	$388.4	$442.5
Costs and expenses:
Costs of sales	78.4	53.9	251.4	273.5	236.2
Gross margin	13.3	14.6	36.8	114.9	206.3
Selling, general and administrative expenses	10.7	10.8	44.6	40.5	21.1
Corporate allocations	—	—	—	—	15.7
Research and development expenses	0.7	1.0	3.7	3.3	3.8
Restructuring and other charges	0.3	4.8	10.7	6.2	2.6
Separation-related costs	(0.1)	0.1	(1.1)	6.3	9.3
Total costs and expenses	90.0	70.6	309.3	329.8	288.7
(Loss)/income from operations before loss on debt extinguishment, equity in net loss of unconsolidated affiliate, non-operating pension benefit charges, interest expense, net and income taxes	1.7	(2.1)	(21.1)	58.6	153.8
Loss on debt extinguishment	—	—	0.1	—	—
Equity in net loss of unconsolidated affiliates	1.3	0.1	0.5	0.8	—
Non-operating pension benefit charges	—	—	—	—	(0.2)
Interest expense, net	0.3	—	0.3	—	0.3
Income/(loss) from operations before income taxes	0.1	(2.2)	(22.0)	57.8	153.7
Income tax expense/(benefit)	0.9	(0.3)	(5.7)	7.6	27.1
Net (loss)/income	$(0.8)	$(1.9)	$(16.3)	$50.2	$126.6

Selected financial data	Three Months Ended March 31,		Year Ended December 31,
(in Millions, Except Per Share Data)	2021	2020	2020	2019	2018
Net (loss)/income per weighted average share - basic	$(0.01)	$(0.1)	$(0.11)	$0.34	$0.99
Net (loss)/income per weighted average share - diluted	$(0.01)	$(0.1)	$(0.11)	$0.34	$0.99
Weighted average common shares outstanding - basic(1)	146.5	146.1	146.2	146.0	127.7
Weighted average common shares outstanding - diluted(1)	146.5	146.1	146.2	146.4	127.7
Assets (In Millions)	March 31, 2021	December 31, 2020	December 31, 2019
Cash and cash equivalents	$21.5	$11.6	$16.8
Trade receivables, net	82.7	76.3	90.0
Inventories	96.7	105.6	113.4
Other current assets	40.6	56.3	51.8
Total current assets	241.5	253.6	272.0
Investments	22.8	23.8	2.2
Property, plant and equipment, net	560.0	545.3	468.8
Right of use assets - operating leases, net	4.9	16.1	16.9
Deferred income taxes	12.1	13.4	8.2
Other assets	87.3	88.4	91.5
Total assets	$928.6	$936.8	$859.6

Accounts payable, trade and other	$38.7	$43.9	$83.1
Other current liabilities	21.5	38.4	39.4
Total current liabilities	60.2	82.3	122.5
Long-term debt	298.9	274.6	154.6
Long-term liabilities	33.9	43.7	38.5
Equity	535.6	536.2	544.0
Total liabilities and equity	$928.6	$936.8	$859.6
(1)
For 2018 through the completion of the public offering on October 15, 2018, the weighted average shares outstanding for both basic and diluted earnings per share were calculated using 123 million shares of common stock outstanding, which was the number of shares issued to FMC in part in exchange for the asset contribution by FMC to us. Weighted average shares outstanding for all periods prior to the completion of the public offering on October 15, 2018 excludes the 23 million shares of common stock subsequently issued as part of the public offering and over-allotment option exercise.

In addition to net income, as determined in accordance with U.S. GAAP, we evaluate operating performance using certain non-GAAP measures such as EBITDA, which we define as net income plus interest expense, net, income tax expense/(benefit), and depreciation and amortization, and Adjusted EBITDA, which we define as EBITDA adjusted for certain Argentina remeasurement losses/(gains), restructuring and other charges/(income), separation-related costs, COVID-19 related costs and other losses/(gains). Management believes the use of these non-GAAP measures allows management and investors to compare more easily the financial performance of its underlying business from period to period. The non-GAAP information provided may not be comparable to similar measures disclosed by other companies because of differing methods used by other companies in calculating EBITDA and Adjusted EBITDA. These measures should not be considered as a substitute for net income or other measures of performance or liquidity reported in accordance with U.S. GAAP. The following table reconciles EBITDA and Adjusted EBITDA from net income. Net income for the year ended December 31, 2020, reflects the adoption of ASU 2020-06.
(in Millions)	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
Net (loss)/income (GAAP)	$(0.8)	$(1.9)	$(16.3)	$50.2	$126.6
Add back:
Income tax expense/(benefit)	0.9	(0.3)	(5.7)	7.6	27.1
Interest expense, net	0.3	—	0.3	—	0.3
Depreciation and amortization	6.2	5.6	25.0	20.9	17.8
EBITDA (Non-GAAP)	6.6	3.4	3.3	78.7	171.8
Add back:
Certain Argentina remeasurement losses(a)	2.3	1.2	6.6	7.9	(0.7)
Restructuring and other charges(b)	0.3	4.8	10.7	6.2	2.6
Separation-related costs(c)	(0.1)	0.1	(1.1)	6.3	9.3
COVID-19 related costs(d)	0.9	—	3.2	—	—
Loss on debt extinguishment(e)	—	—	0.1	—	—
Other gain/(loss)(f)	1.1	(0.1)	(0.5)	0.7	—
Non-operating pension benefit charges	—	—	—	—	(0.2)
Adjusted EBITDA (Non-GAAP)	$11.1	$9.4	$22.3	$99.8	$182.8
(a)
Represents impact of currency fluctuations on tax assets and liabilities and on long-term monetary assets associated with our capital expansion as well as significant currency devaluations. The remeasurement gains/(losses) are included within "Cost of sales" in our condensed consolidated statement of operations but are excluded from our calculation of Adjusted EBITDA because of: i.) their nature as income tax related; ii.) their association with long-term capital projects which will not be operational until future periods; or iii.) the severity of the devaluations and their immediate impact on our operations in the country.

(b)
We continually perform strategic reviews and assess the return on our business. This sometimes results in management changes or in a plan to restructure the operations of our business. As part of these restructuring plans, demolition costs and write-downs of long-lived assets may occur. Also includes legal fees related to IPO securities litigation, including a settlement accrual, net of insurance reimbursement, of $2.0 million as of December 31, 2020.

(c)	Represents legal, professional, transaction related fees and other Separation-related activity.
(d)
Represents incremental costs associated with COVID-19 recorded in "Cost of sales" in the condensed consolidated statement of operations, including but not limited to, incremental quarantine related absenteeism, incremental facility cleaning costs, pandemic related supplies and personal protective equipment for employees, among other costs; offset by economic relief provided by foreign governments.

(e)
Represents the partial write-off of deferred financing costs for the temporary reduction in borrowing capacity related to the First Amendment excluded from our calculation of Adjusted EBITDA because the loss is nonrecurring.

(f)
Three months ended March 31, 2021 represents our 25% indirect interest in nonrecurring transaction costs incurred for the Nemaska Transaction included in Equity in net loss of unconsolidated affiliates in our condensed consolidated statement of operations related to our investment in Nemaska Lithium, Inc. Balances for 2020 and 2019 represents a portion of our nonrefundable prepaid research and development costs advanced to an unconsolidated affiliate in the fourth quarter 2019 and excluded from our calculation of Adjusted EBITDA in the same period because the costs represent research and development activities of the affiliate that had not occurred as of December 31, 2019. These costs were included with our calculation of Adjusted EBITDA for the three months ended March 31, 2020 and the twelve months ended December 31, 2020 when the costs were incurred at the unconsolidated affiliate.

RISK FACTORS
We are subject to certain risks and uncertainties due to the nature of the business activities we conduct. The risks discussed below, as well as the risks identified in the documents incorporated by reference in this prospectus supplement and accompanying prospectus, any of which could materially and adversely affect our business, financial condition, cash flows and results of operations, are not the only risks we face. We may experience additional risks and uncertainties not currently known to us; or, as a result of developments occurring in the future, conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, cash flows, and results of operations.
Risks Related to Our Business
See “Item 1A—Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on February 26, 2021.
Risks Related to Our Common Stock and this Offering
Our management will have broad discretion in the use of the net proceeds from this offering and may not use them effectively.
Our management will have broad discretion in the application of the net proceeds from this offering and our investors will not have the opportunity as part of their investment decision to assess whether the net proceeds are being used appropriately. You may not agree with our decisions, and our use of the net proceeds may not yield any return on your investment. Our failure to apply the net proceeds of this offering effectively could compromise our business strategy and we might not be able to yield a significant return, if any, on our investment of these net proceeds. You may not have the opportunity to influence our decisions on how to use our net proceeds from this offering.
Future sales of our common stock by us or our existing shareholders, or the perception in the public markets that these sales may occur, may depress our share price.
Sales of a substantial number of shares of our common stock in the public market after this offering, or the perception that these sales could occur, could cause the market price of our common stock to decline, which may make it more difficult for you to sell your shares at a time and price that you deem appropriate. Future sales of our common stock could also result in substantial dilution of the ownership percentage of our existing shareholders.
We and our executive officers and directors have entered into lock-up agreements with the underwriters under which we and they have agreed, subject to certain exceptions, not to sell, directly or indirectly, any of their shares of common stock without the permission of Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC for a period of 90 days following the date of this prospectus supplement, subject to certain exceptions. We refer to such period as the lock-up period. When the lock-up period expires, we, our executive officers and directors will be able to sell common stock in the public market, subject to compliance with applicable securities laws restrictions. In addition, Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC may, in their sole discretion, release all or some portion of the shares of common stock subject to lock-up agreements at any time and for any reason. Sales of a substantial number of such shares of common stock upon expiration of the lock-up or otherwise, the perception that such sales may occur, or early release of these agreements, could cause the market price of our common stock to fall or make it more difficult for you to sell your common stock at a time and price that you deem appropriate. See “Underwriting (Conflicts of Interest).”
If securities analysts do not publish research or reports about our business or if they publish negative, or inaccurate, evaluations of our stock, the price of our stock and trading volume could decline.
The trading market for our common stock may be impacted, in part, by the research and reports that securities or industry analysts publish about us or our business. There can be no assurance that analysts will cover us, continue to cover us or provide favorable coverage. If one or more analysts downgrade our stock or change their opinion of our stock, our share price may decline. In addition, if one or more analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.
Our stock price may fluctuate significantly.
The trading price of our common stock is likely to be volatile and subject to significant price fluctuations in response to various factors, including:
•	the severity and duration of the COVID-19 pandemic, including the impact of the COVID-19 pandemic on our business and industry;
•	market conditions or investor sentiment in the broader stock market, the end markets into which we sell our products, or our industry in particular;
•	actual or anticipated fluctuations in our quarterly financial and operating results;
•	our capital financing decisions and debt levels;
•	introduction of new products and services by us, our competitors or customers;
•	issuance of new or changed securities analysts’ reports or recommendations;
•	sales or purchases of large blocks of our stock;
•	additions or departures of key personnel;
•	regulatory developments;
•	litigation and governmental investigations;
•	economic and political conditions or events; and
•	changes in investor perception of our market positions based on third-party information.
These and other factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock. In addition, when the market price of a stock is volatile, certain holders of that stock may institute securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit or any future securities class litigation that may be brought against the company. Any lawsuits could also divert the time and attention of our management from our business.
The trading market for our common stock will also be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, our stock price could decline.
Our common stock is equity and is subordinate to our existing and future indebtedness and preferred stock.
Shares of our common stock are equity interests in the Company and do not constitute indebtedness. As such, shares of our common stock will rank junior to all indebtedness and other non-equity claims on the Company with respect to assets available to satisfy claims on the Company, including in a liquidation of the Company. Additionally, our Board of Directors is authorized to issue series of preferred stock without any action on the part of holders of our common stock. Holders of our common stock are subject to the prior dividend and liquidation rights of any holders of our preferred stock then outstanding.
As a new investor, you will experience immediate and substantial dilution in the net tangible book value of your shares.
The offering price of our common stock in this offering is considerably more than the net tangible book value per share of our outstanding common stock. Accordingly, investors purchasing shares of our common stock in this offering will pay a price per share that substantially exceeds the book value of our assets after subtracting liabilities. In addition, to the extent that we issue additional shares in the future pursuant to stock options or otherwise, you may experience further dilution.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
Statement under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995: We and our representatives may from time to time make written or oral statements that are “forward-looking” and provide other than historical information, including statements contained in the section titled “Risk Factors” beginning on page S-12 of this prospectus supplement, in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on February 26, 2021 and incorporated by reference into this prospectus supplement, in our other filings with the SEC, or in reports to our stockholders.
In some cases, we have identified forward-looking statements by such words or phrases as “will likely result,” “is confident that,” “expect,” “expects,” “should,” “could,” “may,” “will continue to,” “believe,” “believes,” “anticipates,” “predicts,” “forecasts,” “estimates,” “projects,” “potential,” “intends” or similar expressions identifying “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the negative of those words and phrases. Such forward-looking statements are based on our current views and assumptions regarding future events, future business conditions and the outlook for the company based on currently available information. These forward-looking statements may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the risk factors contained in the section titled “Risk Factors” beginning on page S-12 of this prospectus supplement. You should specifically consider the numerous risks outlined under “Risk Factors.” We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.
Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus supplement to conform our prior statements to actual results or revised expectations.

USE OF PROCEEDS
We estimate that the net proceeds from the sale of our common stock offered hereby, after deducting the underwriters’ discount and the estimated offering expenses payable by us, will be approximately $    million (or approximately $    million if the underwriters exercise in full their option to purchase additional shares of our common stock). We intend to use the net proceeds of this offering primarily for growth capital expenditures, including lithium capacity expansion. We also intend to use the net proceeds of this offering for general corporate purposes and to repay amounts outstanding under our revolving credit facility.
We expect to apply the net proceeds of this offering to the funding of our near term expansion plans, and for the net proceeds to be largely directed towards Argentina. Our near term expansion plans include 20,000 MT of total additional lithium carbonate capacity in Argentina and 5,000 MT of additional lithium hydroxide capacity in Bessemer City, North Carolina. These plans are inclusive of our initial expansion work that was paused in March 2020.
Revolving loans under the revolving credit facility bear interest at a floating rate, which will be either a base rate or a Eurocurrency borrowing, plus an applicable margin set by reference to our leverage ratio, calculated by dividing our debt by our cash flows, and the revolving credit facility has a final maturity of October 1, 2023. As of March 31, 2021, we had $59.6 million outstanding under our revolving credit facility. As of April 29, 2021, the weighted average interest rate on our revolving credit facility was 2.89% and $54.6 million was outstanding.
Certain of the underwriters and/or their affiliates may be agents, holders, lenders and/or counterparties under or to the Company’s indebtedness and other financing arrangements and may receive proceeds of this offering to the extent such proceeds are used to repay such debt.

CAPITALIZATION
The following table sets forth, as of March 31, 2021, our consolidated capitalization and cash and cash equivalents:
•	on an actual basis;
•	on an as-adjusted basis to give effect to the issuance of shares of our common stock to the underwriters at the public offering price of $ per share.
This table should be read in conjunction with the section under the heading “Use of Proceeds” in this prospectus supplement and our consolidated and combined financial statements and related notes thereto which are incorporated by reference into this prospectus supplement.
	As of March 31, 2021
	Actual	As Adjusted
(unaudited) (in Millions, Except Share and Par Value Data)
Cash and cash equivalents	$21.5	$
Long-term debt:
Revolving Credit Facility(1)	$59.6
4.125% Convertible Senior Notes due 2025, net of unamortized discount and transaction costs of $6.5	239.3	239.3
Total long-term debt	298.9
Equity
Common stock; $0.001 par value; 2 billion shares authorized; 146,665,594 and 146,565,688 shares issued and outstanding, respectively, actual; and [166,361,981] and [169,361,981] issued and outstanding as adjusted	0.1
Capital in excess of par value of common stock	521.5
Retained earnings	59.5	59.5
Accumulated other comprehensive loss	(44.7)	(44.7)
Treasury stock, common, at cost; 99,906 shares	(0.8)	(0.8)
Total equity	535.6
Total capitalization	$834.5	$
(1)
As of March 31, 2021, we had $59.6 million outstanding under our revolving credit facility. As of April 29, 2021, the weighted average interest rate on our revolving credit facility was 2.89% and $54.6 million was outstanding and we intend to repay this amount.

MARKET INFORMATION
Our common stock is traded on the New York Stock Exchange under the symbol “LTHM.” On June 8, 2021, the last reported sale price of our common stock on the NYSE was $21.17 per share. We estimate that there were approximately 2,331 holders of record of our common stock as of June 8, 2021.

DIVIDEND POLICY
We did not declare any cash distributions or dividends in 2018, 2019 and 2020, and we currently do not anticipate paying any cash distributions or dividends after this offering and for the foreseeable future. Instead, we anticipate that all of our earnings in the foreseeable future will be used to repay debt, for working capital, to support our operations and to finance the growth and development of our business. Any future determination relating to dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including restrictions in our current and future debt instruments, our future earnings, capital requirements, financial condition, prospects and applicable Delaware law, which provides that dividends are only payable out of surplus or current net profits.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
The following summary discusses the material U.S. federal income tax consequences of the purchase, ownership and disposition of shares of our common stock applicable to Non-U.S. Holders (as defined below). This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder (including proposed Treasury regulations), and judicial and administrative interpretations thereof, all as in effect as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect, and to differing interpretations, all of which could result in U.S. federal income tax considerations different from those described below. This discussion is limited to Non-U.S. Holders who purchase shares of our common stock for cash in this offering and who hold shares of our common stock as capital assets within the meaning of Section 1221 of the Code for U.S. federal income tax purposes (generally, property held for investment).
This discussion is intended for general information only, and does not address all of the U.S. federal income tax considerations that may be relevant to Non-U.S. Holders in light of such Non-U.S. Holders’ particular circumstances, or to certain Non-U.S. Holders subject to special tax treatment under the U.S. federal income tax laws, including:
•	a dealer in securities;
•	a financial institution;
•	a regulated investment company;
•	a real estate investment trust;
•	a tax-exempt organization;
•	an insurance company;
•
a person holding shares of our common stock as part of an integrated, or conversion transaction or a straddle, or a person deemed to sell shares of our common stock under the constructive sale provisions of the Code;

•	a trader in securities that has elected the mark-to-market method of tax accounting for securities;
•	an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes or any other pass-through entity;
•	a person who is a partner or investor in a partnership or other pass-through entity, in each case for U.S. federal income tax purposes, that holds shares of our common stock;
•	a U.S. person whose “functional currency” is not the U.S. dollar;
•	a tax-deferred or other retirement account;
•	a controlled foreign corporation;
•	a shareholder of a passive foreign investment company;
•	a qualified foreign pension fund;
•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;
•	persons that own, directly or indirectly, more than five percent of our common stock, except to the extent specifically set forth below; or
•	a U.S. expatriate.
Moreover, this discussion does not purport to be a complete analysis of all U.S. federal income tax considerations and does not address the effects of the potential application of the Medicare contribution tax on net investment income, the requirement for persons under Section 451(b) of the Code to conform to the timing of income accruals for U.S. federal income tax purposes to their financial statements, any state, local or non-U.S. tax consequences, any alternative minimum tax consequences, or any other aspect of U.S. federal tax law other than income taxation (e.g., estate or gift taxation). We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS or a court will not take a contrary position with respect to such statements or conclusions. Prospective investors should consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.
For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of our common stock (other than a partnership) that, for U.S. federal income tax purposes, is not:
•	an individual who is a citizen or resident of the United States;
•
a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust, if (A) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (as defined under the Code) have the authority to control all of its substantial decisions or (B) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the activities of the partnership and the status of the partner. Accordingly, partnerships (or entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding our common stock, or partners therein, should consult their tax advisors regarding the U.S. federal income tax consequences to them of the purchase, ownership and disposition of our common stock.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Distributions on Our Common Stock
We currently do not anticipate paying any cash distributions or dividends after this offering and for the foreseeable future. However, if we make a distribution of cash or property on our common stock, such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of such distribution exceeds our current and accumulated earnings and profits, such excess generally will be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in such share of our common stock, and then as capital gain (which will be treated in the manner described below under “—Gain on Sale or Other Taxable Disposition of Our Common Stock”). The balance of this section relates to distributions that are treated as dividends for U.S. federal income tax purposes. Distributions treated as dividends on our common stock that are paid to or for the account of a Non-U.S. Holder that are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States generally will be subject to withholding tax at a 30% rate on the gross amount of such dividends or such lower rate as may be specified by an applicable income tax treaty. In order to claim the benefit of an applicable income tax treaty between the United States and such Non-U.S. Holder’s country of residence a Non-U.S. Holder generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) to the applicable withholding agent and satisfy applicable certification and other requirements. Even if our current or accumulated earnings and profits are less than the amount of the distribution, the applicable withholding agent may treat the entire distribution as a dividend for U.S. federal withholding tax purposes. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced withholding rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. Non-U.S. Holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty and the availability of a refund of any excess U.S. federal tax withheld.
Dividends that are treated as effectively connected with a trade or business conducted by a Non-U.S. Holder within the United States (and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the Non-U.S. Holder within the United States) are generally exempt from the 30% withholding tax described above if the Non-U.S. Holder provides the appropriate documentation (generally, IRS Form W-8ECI) to the applicable withholding agent. Instead, such Non-U.S. Holder generally will be subject to U.S. federal income tax on such dividend on a net-income basis at the regular rates and in substantially the same manner as a U.S. person (except as provided by an applicable income tax treaty). In addition, a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may be subject to a “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty between the United States and such Non-U.S. Holder’s country of residence) on any effectively connected earnings and profits received for the taxable year, subject to certain adjustments.
The foregoing discussion is subject to the discussion below under “—Information Reporting and Backup Withholding” and “—FATCA”.
Gain on Sale or Other Taxable Disposition of Our Common Stock
Subject to the discussion below under “—Information Reporting and Backup Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on any gain recognized on the sale, exchange or other taxable disposition of our common stock unless:
•
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), in which event the Non-U.S. Holder generally will be subject to U.S. federal income tax on such gain in substantially the same manner as a U.S. person (except as provided by an applicable tax treaty) and, if it is treated as a corporation for U.S. federal income tax purposes, may also be subject to a branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty);

•
the Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of such sale, exchange or other taxable disposition and certain other requirements are met, in which case the Non-U.S. Holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the sale, exchange or other taxable disposition, which may be offset by certain U.S.-source capital losses of the Non-U.S. Holder, if any; provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses; or

•
our common stock constitutes a U.S. real property interest by reason that we are, or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (x) the five-year period ending on the date of such sale, exchange or other taxable disposition and (y) such Non-U.S. Holder’s holding period with respect to such common stock, and certain other conditions are met.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market values of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe that we presently are not, and we do not presently anticipate that we will become, a United States real property holding corporation. However, because this determination is made from time to time and is dependent upon a number of factors, some of which are beyond our control, including the value of our assets, there can be no assurance that we will not become a United States real property holding corporation. If we were a United States real property holding corporation during the period described in the third clause above, gain recognized by a Non-U.S. Holder on the sale, exchange or other taxable disposition of our common stock generally would be treated as income effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder, with the consequences described in the first clause above (except that the branch profits tax would not apply), unless such Non-U.S. Holder owned (directly or constructively) five percent or less of our common stock during the shorter of the five-year period ending on the date of the sale, exchange or other taxable disposition of our common stock or the Non-U.S. Holder’s holding period and our common stock continues to be “regularly traded on an established securities market.” Non-U.S. Holders should consult their tax advisors about the consequences that could result if we are, or become, a “United States real property holding corporation” for U.S. federal income tax purposes.
Information Reporting and Backup Withholding
Generally, distributions in respect of our common stock to a Non-U.S. Holder and the amount of any tax withheld from such payments must be reported annually to the IRS and to the Non-U.S. Holder. Copies of these information returns may be made available by the IRS to the tax authorities of the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty.
Payments of dividends on our common stock generally will not be subject to backup withholding if the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption. However, even if no withholding is required with respect to a distribution, we, or an applicable withholding agent, must comply with the information reporting requirements described in the preceding paragraph.
Proceeds from the sale, exchange or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person, or the Non-U.S. Holder otherwise establishes an exemption. Proceeds from the sale, exchange or other taxable disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules generally will be allowed as a refund or credit against a Non-U.S. Holder’s U.S. federal income tax liability (if any); provided that the required information is timely furnished to the IRS. Non-U.S. Holders should consult their tax advisors about the filing of a U.S. federal income tax return in order to obtain a refund.
FATCA
Under Sections 1471 through 1474 of the Code and related Treasury regulations (“FATCA”), a 30% withholding tax will be imposed in certain circumstances on payments of dividends on our common stock to a foreign entity if such entity fails to satisfy certain disclosure and reporting rules that in general require that (i) in the case of a foreign financial entity, the entity or a relating entity register with the IRS and identify and provide information in respect of financial accounts with such entity held (directly or indirectly) by United States persons and United States owned foreign entities, and (ii) in the case of a non-financial foreign entity, the entity identify and provide information in respect of substantial United States owners of such entity. Foreign entities that hold our common stock generally will be subject to this tax unless they certify on an applicable IRS Form W-8 (generally, IRS Form W-8BEN-E) that they comply with, or are deemed to comply with, or are exempted from the application of, these rules.
Various requirements and exceptions are provided under FATCA and additional requirements and exceptions may be provided in subsequent guidance. Further, the United States has entered into many intergovernmental agreements (“IGAs”) with foreign governments relating to the implementation of, and information sharing under, FATCA and such IGAs may alter one or more of the FATCA information reporting rules.
Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Non-U.S. Holders are encouraged to consult with their tax advisors regarding the possible implications of FATCA on their investment in our common stock.

CERTAIN ERISA AND RELATED CONSIDERATIONS
The following is a summary of certain considerations associated with the purchase of our common stock (including any interest in common stock) by (i) employee benefit plans subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, individual retirement accounts and other arrangements subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and (iii) entities whose underlying assets are considered to include “plan assets” of such employee benefit plans, plans, accounts or arrangements pursuant to ERISA or otherwise (each of the foregoing described in clause (i), (ii) and (iii) referred to as a “Plan” for the purposes of this “Certain ERISA and Related Considerations” section).
ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”). Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. Each fiduciary of an ERISA Plan or any other Plan should consider the fiduciary standards of ERISA, the Code or any Similar Laws in the context of the ERISA Plan’s particular circumstances before authorizing an investment in our common stock. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the applicable prudence, delegation of control, diversification and conflicts of interest provisions of ERISA, the Code and any other Similar Laws and would be consistent with the documents and instruments governing the Plan.
In addition, Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in certain transactions involving “plan assets” with persons that are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code with respect to such ERISA Plans, including transactions involving prohibited conflicts of interests. A violation of these “prohibited transaction” rules may result in excise taxes and other penalties and liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.
Plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to Similar Laws.
Each Plan fiduciary who is responsible for making the investment decisions whether to invest in our common stock must determine for itself whether under the general fiduciary standards of investment prudence and diversification and under the documents and instruments governing the Plan, an investment in our common stock is appropriate for the Plan, and that the purchase and holding of our common stock do not violate, as applicable, the rules under ERISA, the Code or Similar Laws. Purchasers of our common stock have the exclusive responsibility for ensuring that their investment in our common stock complies with the applicable fiduciary responsibility rules of ERISA, the Code or Similar Laws, and will not result in a violation of the “prohibited transaction” rules of ERISA or the Code or provisions of any applicable Similar Laws. The sale of our common stock or any interest in common stock to any Plan is in no respect a representation or recommendation by us or any of our affiliates or representatives or the underwriters or any of their respective affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such Plan, or that such investment is advisable or appropriate for Plans generally or for any specific Plan.

UNDERWRITING (CONFLICTS OF INTEREST)
The company and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are the representatives of the underwriters.
Underwriters	Number of Shares
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Total	12,500,000
The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.
The underwriters have an option to buy up to an additional 1,875,000 shares from the company to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.
The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the company. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 1,875,000 additional shares.
Paid by the Company	No Exercise	Full Exercise
Per Share	$	$
Total	$	$
Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $    per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
The company and our executive officers and directors have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. Specifically, the parties have agreed, with certain limited exceptions, not to directly or indirectly:
•	offer, pledge, sell or contract to sell any common stock;
•	sell any option or contract to purchase any common stock;
•	purchase any option or contract to sell any common stock;
•	grant any option, right or warrant to purchase any common stock;
•
otherwise transfer or dispose any common stock or any securities convertible into or exercisable or exchangeable for common stock or file or cause to be confidentially submitted any registration statement under the Securities Act with respect to any of the foregoing; or

•
enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly the economic consequence of ownership of any shares of common stock, whether any such swap, agreement or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

These lock-up provisions apply to common stock and to securities convertible into or exchangeable or exercisable for common stock. They also apply to common stock owned now or acquired later by the person executing the agreement or over which the person executing the agreement later acquires the power of disposition. These lock-up provisions do not prevent any person from establishing a trading plan that complies with Rule 10b5-1 under the Exchange Act or from amending such plan provided that prior to the expiration of the lock-up period such person will not transfer any locked-up securities under such trading plan and will not voluntary effect any public filing or report with respect to such trading plan.
The restrictions described above do not apply to our executive officers and directors with respect to transfers of shares of common stock:
•	as a bona fide gift or gifts;
•
as a result of the vesting, conversion, exercise, exchange, settlement or delivery of shares of common stock in connection with any options, stock appreciation rights, restricted stock units, performance units or other equity or equity-based awards, in each case, granted pursuant to any equity compensation, incentive compensation or employee benefit plan of the company referred to in this prospectus, or in connection with one or more sales of shares of common stock to the company, or “net-share settlement”, to satisfy any tax withholding obligations or exercise price applicable to any such options, stock appreciation rights, restricted stock units, performance units or other equity or equity-based awards;

•	to any trust for the direct or indirect benefit of the party subject to the lock-up restrictions or the immediate family of the party subject to the lock-up restrictions;
•	as a distribution to limited partners or stockholders;
•	to the affiliates of the party subject to the lock-up restrictions or to any investment fund or other entity controlled or managed by the party subject to the lock-up;
•	pursuant to a will or other testamentary document or applicable laws of descent or otherwise by way of testate or intestate succession upon the death of the party subject to the lock-up restrictions;
•	pursuant to a qualified domestic order or in connection with a divorce settlement; or
•	pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction.
In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.
Conflicts of Interest
Affiliates of Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, underwriters in this offering, are joint bookrunners and lenders under our revolving credit facility, and, therefore may receive at least 5% of the net proceeds of this offering, not including underwriting compensation. As a result, Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are each deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121.
Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
European Economic Area
In relation to each Member State of the European Economic Area (each a Relevant State), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that the shares may be offered to the public in that Relevant State at any time:
(a)	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;
(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of representatives for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of the shares shall require us or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to the shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom
No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority, except that the shares may be offered to the public in the United Kingdom at any time:
(a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;
(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Section 86 of the FSMA.
provided that no such offer of the shares shall require the Issuer or any Manager to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
Canada
The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.
Japan
The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.
The company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $ .
The company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

LEGAL MATTERS
The validity of our common stock offered hereby will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. The underwriters have been represented by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS
The consolidated and combined financial statements of Livent Corporation and subsidiaries as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2020, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 and 2019 consolidated and combined financial statements refers to a change in the method of accounting for leases as of January 1, 2019 and a change in the method of accounting for convertible debt as of January 1, 2021.

INCORPORATION OF DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” the information that we file with the SEC. This allows us to disclose important information to you by referring to those filed documents. Any information referred to in this way is considered part of this prospectus supplement and the accompanying prospectus, except for any information that is superseded by information that is included directly in this prospectus supplement and the accompanying prospectus, and any information that we file with the SEC after the date of this prospectus supplement will automatically update and supersede this information.
We are incorporating by reference the documents listed below and all documents that we file after the date of this prospectus supplement with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the shares of common stock covered by this prospectus supplement. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this prospectus supplement or the accompanying prospectus), as well as proxy statements. You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus supplement. This prospectus supplement and the accompanying prospectus incorporate by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this document:
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 26, 2021;
•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2021, filed with the SEC on May 6, 2021;
•	our Current Report on Form 8-K, filed with the SEC on June 9, 2021; and
•
the portions of our Definitive Proxy Statement on Schedule 14A for our 2021 Annual Meeting of Stockholders, filed with the SEC on March 18, 2021 that were incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.
We will provide to each person, including any beneficial owner, to whom a prospectus supplement has been delivered, free of charge upon oral or written request, copies of any documents that we have incorporated by reference into this prospectus supplement or the accompanying prospectus, other than exhibits that are incorporated by reference into those documents, unless such exhibits are specifically incorporated by reference in such incorporated document. You may also access our SEC filings under the heading “Investors” on our website at http://www.livent.com.
Except as provided above, no other information, including, but not limited to, information filed with the SEC or contained on our websites, is incorporated by reference in or part of this prospectus supplement or the accompanying prospectus.
Any statement contained in this prospectus supplement or the accompanying prospectus or in a document incorporated by reference into this prospectus supplement or the accompanying prospectus shall be deemed to be modified or superseded to the extent that a statement is made in any subsequently filed document that modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

PROSPECTUS

LIVENT CORPORATION
Common Stock
Preferred Stock
Debt Securities
Depositary Shares
Warrants
Purchase Contracts
Rights
Units
We may offer and sell the securities identified above from time to time in one or more offerings. This prospectus provides you with a general description of the securities.
Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.
We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE THE “RISK FACTORS” ON PAGE 5 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.
Our common stock is listed on The New York Stock Exchange under the symbol “LTHM.” We have not yet determined whether any of the other securities covered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek listing of any such securities upon issuance, the prospectus supplement relating to the offering of such securities will disclose the exchange, quotation system or market on which the securities will be listed.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement. Any representation to the contrary is a criminal offense. The distribution of this prospectus and sale of these securities in certain jurisdictions may be restricted. Persons in possession of this prospectus are required to inform themselves about and observe any such restrictions. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.
The date of this prospectus is June 9, 2021.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, which we refer to as the “Securities Act”, using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings as described in this prospectus. This prospectus provides you with a general description of the securities we may offer and the general manner in which these securities may be offered. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplements, as applicable, may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”
We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any related free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.
When we refer to “Livent,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Livent Corporation and its consolidated subsidiaries and their predecessors after giving effect to the transactions contemplated by the “Separation” and the “Distribution” (as each such term is defined below), and references in this prospectus to “FMC” refer to FMC Corporation and its consolidated subsidiaries, except in each case when otherwise specified or indicated by context. When we refer to “you,” we mean the holders of the applicable series of securities.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
Available Information
We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website. The address of the SEC’s website is http://www.sec.gov. Information about us is also available on our website at http://www.livent.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus or any prospectus supplement.
This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters.
Incorporation by Reference
The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.
We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.
This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:
•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 26, 2021;
•	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2021, filed with the SEC on May 6, 2021;
•	Our Current Report on Form 8-K, filed with the SEC on June 9, 2021;
•
The portions of our Definitive Proxy Statement on Schedule 14A for our 2021 Annual Meeting of Stockholders, filed with the SEC on March 18, 2021 that were incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2020; and

•
The description of our capital stock which is contained in our Registration Statement on Form 8-A, dated October 9, 2018, as amended by Exhibit 4.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 26, 2021 and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.
You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:
Livent Corporation
2929 Walnut Street
Philadelphia, Pennsylvania 19104
(215) 299-5900

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
Statement under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995: We and our representatives may from time to time make written or oral statements that are “forward-looking” and provide other than historical information, including statements contained in this prospectus supplement, in our other filings with the SEC, or in reports to our stockholders.
In some cases, we have identified forward-looking statements by such words or phrases as “will likely result,” “is confident that,” “expect,” “expects,” “should,” “could,” “may,” “will continue to,” “believe,” “believes,” “anticipates,” “predicts,” “forecasts,” “estimates,” “projects,” “potential,” “intends” or similar expressions identifying “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the negative of those words and phrases. Such forward-looking statements are based on our current views and assumptions regarding future events, future business conditions and the outlook for the company based on currently available information. These forward-looking statements may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the risk factors contained in this prospectus. You should specifically consider the numerous risks outlined under “Risk Factors.” We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.
Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus supplement to conform our prior statements to actual results or revised expectations

THE COMPANY
Livent was formed and incorporated by FMC as “FMC Lithium USA Holding Corp.” in the State of Delaware on February 27, 2018, and was subsequently renamed “Livent Corporation.” On March 31, 2017, FMC publicly announced a plan to separate Livent into a publicly traded company (the “Separation”). Prior to the completion of our initial public offering (“IPO”) on October 15, 2018, we were a wholly owned subsidiary of FMC, and all of our outstanding shares of common stock were owned by FMC. Following a series of restructuring steps, on October 1, 2018, prior to the IPO of Livent common stock, FMC transferred to us substantially all of the assets and liabilities of its lithium business. In exchange, we issued to FMC 123 million shares of our common stock.
On March 1, 2019, FMC completed the spin-off distribution of 123 million shares of common stock of Livent as a pro rata dividend on shares of FMC common stock outstanding at the close of business on the record date of February 25, 2019 (the “Distribution”). Effective upon completion of the Distribution, we became an independent company and FMC no longer owns any shares of Livent common stock.
We are a pure-play, fully integrated lithium company, with a long, proven history of producing performance lithium compounds. Our primary products, namely battery-grade lithium hydroxide, lithium carbonate, butyllithium and high purity lithium metal are critical inputs used in various performance applications. Our strategy is to focus on supplying high performance lithium compounds to the fast-growing electric vehicle (“EV”) and broader energy storage markets, while continuing to maintain our position as a leading global producer of butyllithium and high purity lithium metal. With extensive global capabilities, nearly 80 years of continuous production experience, applications and technical expertise, long-standing customer relationships and a favorable sustainability profile, we believe that we are well positioned to capitalize on the accelerating trends of vehicle electrification and renewable energy adoption.
We produce lithium compounds for use in applications that have specific and constantly changing performance requirements, including battery-grade lithium hydroxide for use in high performance lithium-ion batteries. We believe the demand for our compounds will continue to grow as the electrification of transportation accelerates, and as the use of high nickel content cathode materials increases in the next generation of battery technology products. We also supply butyllithium, which is used in the production of polymers and pharmaceutical products, as well as a range of specialty lithium compounds including high purity lithium metal, which is used in non-rechargeable batteries and in the production of lightweight materials for aerospace applications. It is in these applications that we have established a differentiated position in the market through our ability to consistently produce and deliver performance lithium compound.
Our principal executive offices are located at 2929 Walnut Street, Philadelphia, Pennsylvania 19104, and our telephone number is (215) 299-5900.

RISK FACTORS
Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K that we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS
We intend to use the net proceeds from the sale of the securities offered pursuant to this prospectus as set forth in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock is a summary, does not purport to be complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and is subject to and qualified in its entirety by reference to, our Amended and Restated Certificate of Incorporation, as amended, (the “Certificate of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”), each of which is incorporated by reference as an exhibit to our Annual Report on Form 10-K, as well as the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and any other applicable law. In addition, the following description of our capital stock is summarized from, and is subject to and qualified in its entirety by reference to, the description of our capital stock which is incorporated by reference as Exhibit 4.2 to our Annual Report on Form 10-K. See “Where You Can Find More Information; Incorporation by Reference.” We encourage you to read our Articles of Incorporation, our Bylaws, the description of our capital stock which is incorporated by reference as Exhibit 4.2 to our Annual Report on Form 10-K, and the applicable provisions of the DGCL for additional information.
References in this section to “we,” “us” and “our” refer to Livent and not to any of its subsidiaries.
General
Our authorized capital stock consists of 2,000,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share. The outstanding shares of our common stock are fully paid and nonassessable. As of June 8, 2021, we had 146,690,274 shares of common stock outstanding (excluding treasury stock) and no shares of preferred stock outstanding.
Common Stock
Voting rights. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.
Dividend rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available therefor.
Rights upon liquidation. In the event of the liquidation, dissolution or winding up of Livent, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.
Other rights. The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.
Transfer Agent
The transfer agent and registrar for our common stock is Equiniti Trust Company.
Dividends
We have not paid any cash dividends on our common stock since our formation. Any future determination to pay dividends will be at the discretion of our Board of Directors in accordance with applicable law and will be dependent upon our financial condition and results of operations, capital requirements, contractual restrictions, business prospects and other factors that our Board of Directors considers relevant. At this time, no declaration or payment of cash dividends has been made or planned.
Preferred Stock
Our Board of Directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.
The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Livent without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. At present, Livent has no plans to issue any of the preferred stock.

Anti-Takeover Effects of Delaware Law
We are subject to the provisions of Section 203 of the DGCL (“Section 203”), which regulates corporate acquisitions. Section 203 prevents an “interested stockholder”, which is defined generally as any person owning 15% or more of a corporation’s voting stock (or any affiliate or associate of that person), from engaging in a broad range of “business combinations” with the corporation for three years after becoming an interested stockholder unless:
•	the board of directors of the corporation had previously approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;
•
upon completion of the transaction that resulted in the stockholder’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•
following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, a “business combination” includes:
•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•	any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, subject to limited exceptions;
•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. Section 203 also may have the effect of preventing changes in our management and could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests.
Forum Selection
Our Certificate of Incorporation and Bylaws provide that the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Livent, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of Livent to Livent or Livent’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the foregoing forum selection provisions.

DESCRIPTION OF DEBT SECURITIES
The following description, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.
We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.
The debt securities will be issued under an indenture between us and a trustee. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.
As used in this section only, “Livent,” “we,” “our” or “us” refer to Livent Corporation excluding our subsidiaries, unless expressly stated or the context otherwise requires.
General
The terms of each series of debt securities will be established by or pursuant to a resolution of our Board of Directors and set forth or determined in the manner provided in a resolution of our Board of Directors, in an officer’s certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).
We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. (Section 3.1)
Information in the Prospectus Supplement
We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, as applicable:
•	the title or designation;
•	the aggregate principal amount offered and authorized denominations;
•	the maturity date or dates;
•	any sinking fund or other provision for payment of the debt securities prior to their stated maturity;
•	whether the debt securities are fixed rate debt securities, floating rate debt securities or original issue discount debt securities;
•	if the debt securities are fixed rate debt securities, the yearly rate at which the debt security will bear interest, if any;
•	if the debt securities are floating rate debt securities, the method of calculating the interest rate;
•	if the debt securities are original issue discount debt securities, their yield to maturity;
•	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment dates and any related record dates;
•	if other than in U.S. Dollars, the currency or currency unit in which payment will be made;
•	any provisions for the payment of additional amounts for taxes;
•	the denominations in which the currency or currency unit of the debt securities will be issuable if other than denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	whether the debt securities will be convertible into or exchangeable for other securities and, if so, the terms and conditions upon which such debt securities will be convertible;
•	the terms and conditions on which the debt securities may be redeemed at our option;
•	any obligation we may have to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;
•	the names and duties of any co-indenture trustees, depositaries, auction agents, authenticating agents, calculation agents, paying agents, transfer agents or registrars for the debt securities;
•	any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities;
•	the place where we will pay principal and interest;
•	additional provisions, if any, relating to the defeasance of the debt securities;
•	any United States federal income tax consequences relating to the offered securities, if material;
•	the dates on which premiums, if any, will be paid;
•	our right, if any, to defer payment of interest and the maximum length of this deferral period; and
•	any other specific terms of the debt securities.
We will issue the debt securities only in registered form. (Section 3.02). As currently anticipated, debt securities of a series will trade in book-entry form, and global securities will be issued in physical (paper) form, as described below under “Legal Ownership of Debt Securities.”
Covenants
Merger and Sale of Assets
We may not, in a single transaction or a series of related transactions:
•	consolidate or merge with or into any other person or permit any other person to consolidate or merge with or into us; or
•	transfer, sell, lease or otherwise dispose of all or substantially all of our assets,
•	unless, in either such case:
○
in a transaction in which we do not survive or in which we sell, lease or otherwise dispose of all or substantially all of our assets, the successor entity to us is organized under the laws of the United States, or any state thereof or the District of Columbia, and expressly assumes, by supplemental indenture(s), all of our obligations under the indenture(s);

○	immediately after giving effect to the transaction, no default on the debt securities exists; and
○	an officer’s certificate and an opinion of counsel concerning certain matters are delivered to the trustee. (Section 8.01)
Other Covenants
We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issuance of debt securities.
Events of Default
The indenture provides that events of default regarding any series of debt securities will be:
•	our failure to pay interest on any debt security of such series for 30 days after such payment is due;
•	our failure to pay principal on any debt security of such series when due;
•	our failure to make any deposit of any sinking fund payment when due on debt securities of such series;

•
our failure to perform for 90 days after notice is given by the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of such series any other covenant in the indenture other than a covenant (i) included in the indenture solely for the benefit of a series of debt securities other than such series or (ii) expressly excluded from events giving rise to a default with respect to such series;

•
our failure to pay beyond any applicable grace period, or the acceleration of, indebtedness in excess of $50,000,000, which failure to pay or acceleration is not rescinded or cured within 30 days of notice of such failure to pay or acceleration given by the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of such series; or

•	certain events of bankruptcy or insolvency, whether voluntary or not, with respect to us or any material subsidiary. (Section 5.01)
In addition, the applicable prospectus supplement will describe any other event of default applicable to a series of debt securities.
If an event of default regarding debt securities of any series issued under the indenture (other than an event of default resulting from any events of bankruptcy, insolvency or reorganization with respect to us) should occur and be continuing, either the trustee or the holders of at least 25% in the principal amount of outstanding debt securities of such series may declare the principal amount, together with all accrued and unpaid interest, if any, of each debt security of that series due and payable. If an event of default results from any events of bankruptcy, insolvency or reorganization with respect to us, such amount with respect to the debt securities will be due and payable immediately without any declaration or other act on the part of the holders of outstanding debt securities or the trustee. (Section 5.02)
No event of default regarding one series of debt securities issued under the indenture is necessarily an event of default regarding any other series of debt securities.
Holders of a majority in principal amount of the outstanding debt securities of any series will be entitled to control certain actions of the trustee under the indenture and to waive certain past defaults regarding such series. (Sections 5.12 and 5.13) The trustee generally cannot be required by any of the holders of debt securities to take any action, unless one or more of such holders shall have provided to the trustee security or indemnity satisfactory to the trustee. (Section 6.02)
If an event of default occurs and is continuing regarding a series of debt securities, the trustee may use any sums that it holds under the indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of such series. (Section 5.06)
Before any holder of any series of debt securities may institute action for any remedy, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request the trustee to take action. Holders must also offer indemnity satisfactory to the trustee against liabilities incurred by the trustee for taking such action, and the trustee must have failed to institute any proceeding within 60 days after receiving such notice and offer of indemnity. These limitations do not apply if the holders of a majority of debt securities of the applicable series give an inconsistent direction. (Section 5.07) In addition, these limitations also do not apply, however, to a suit by a holder of any series of debt securities to enforce payment of principal, interest or premium, if any, and the right to convert such debt security, if applicable. (Section 5.08)
The trustee will, within 90 days after any default occurs, give notice of the default to the holders of the debt securities of that series, unless the default was already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders. (Section 6.05)
We are required to furnish to the trustee an annual statement as to compliance with all conditions and covenants under the indenture. (Section 10.05)
Modification and Waiver
Under the indenture, we and the trustee may amend the indenture, without the consent of any holder of the debt securities, to:
•	evidence the succession of another obligor to the Company and the assumption of the covenants in the indenture and in the debt securities by such successor;

•
add to our covenants for the benefit of the holders of all or any series of debt securities (and if such covenants are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included for the benefit of such series) or to surrender any rights or power conferred upon us;

•
add any additional events of default for the benefit of the holders of all or any series of debt securities (and if such events of default are to be for the benefit of less than all series of debt securities, stating that such additional events of default are expressly being included for the benefit of such series);

•	add or change any provision of the indenture to permit the issuance of the debt securities in bearer form, registrable or not registrable as to principal, with or without interest coupons;
•
add to, change or eliminate any of the provisions of the indenture in respect of one or more series of debt securities, provided that any such addition, change or elimination (i) will neither apply to any debt security created prior to the execution of the supplemental indenture nor adversely affect the rights of the holders thereof in any material respect as evidenced by an officer’s certificate to the trustee or (ii) will become effective only when no such debt securities are outstanding;

•	secure the debt securities;
•	establish the form or terms of debt securities of any series as permitted in the indenture;
•
reflect our consolidation or merger with or into any other person or permit the consolidation or merger of any other person with or into us, or the transfer, sale, lease or other disposition of all or substantially all of our assets, in conformity with the limitations set forth in the indenture;

•	permit the issuance of uncertificated debt securities in addition to, or in place of, certificated debt securities;
•	appoint a successor trustee under the indenture;
•	cure ambiguities, omissions, mistakes, defects or inconsistencies;
•	conform any provisions of the indenture to the “Description of Debt Securities” contained in this prospectus or any similar provision in an applicable prospectus supplement;
•	make provisions with respect to the conversion rights of the holders of any debt securities;
•	maintain the qualification of the indenture under the Trust Indenture Act; or
•	make any change that does not adversely affect the rights of the holders of any debt securities in any material respect. (Section 9.01)
Under the indenture, we and the trustee may, with the consent of the holders of at least a majority in aggregate principal amount of the debt securities of a series or such other percentage as may be specified in the applicable prospectus supplement, modify the indenture or the rights of the holders of the securities of such series. However, no such modification may, without the consent of each holder of an affected debt security:
•	change the fixed maturity of any such debt securities or the date on which any payment of interest on the debt securities is due and payable;
•	reduce the principal amount or interest rate on any debt security;
•	reduce the premium payable upon any redemption of the debt securities;
•	reduce the amount of principal payable on the acceleration of any debt securities issued originally at a discount;
•	change the place of payment of, or type of currency for payment of, debt securities;
•
impair the right to sue for the enforcement of any payment of principal, any installment of interest or premium on or after the maturity (including in connection with a redemption, on or after the redemption date) of the debt securities;

•
adversely affect the right, if any, to convert such debt securities, or modify the provisions of the indenture with respect to the ranking of the debt securities in a manner adverse to the holder thereof;

•	reduce the percentage of debt securities of a series whose holders need to consent to a modification or a waiver;
•
modify any of the provisions in the indenture related to modifications that require the consent of the holders of at least a majority in aggregate principal amount of the debt securities of a series or provisions in the indenture related to the waiver of past defaults by the holders of debt securities, except to increase any such percentage or provide that certain other provisions may not be modified without the consent of each holder of the debt securities;

•	adversely affect any right of repayment or repurchase at the option of the holder of debt securities; or
•	reduce or postpone any sinking fund. (Section 9.02)
Defeasance of Debt Securities and Certain Covenants in Certain Circumstances
After we have irrevocably deposited with the trustee cash or United States government securities, in trust for the benefit of the holders, sufficient to pay the principal of, premium, if any, and interest on the debt securities of any series of debt securities when due, and satisfied certain other conditions described below, we may elect to have our obligations under the indenture discharged with respect to the outstanding debt securities of that series (“legal defeasance and discharge”). Legal defeasance and discharge means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under the indenture, except for:
•
the rights of holders of the debt securities to receive principal, interest and any premium when due from amounts deposited with the trustee, which will be held in trust funds for the purpose of such payments;

•
our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of transfer of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency where securities may be presented for payment, transfer, exchange or, if applicable, conversion for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee; and
•	the defeasance provisions of the indenture.
Alternatively, we may elect to have our obligations released with respect to certain covenants of the indenture (“covenant defeasance”). The released obligations include:
•	our obligations relating to a merger, consolidation or sale of all or substantially all of our assets;
•	our obligations to present and keep in full force and effect our corporate existence; and
•	any other covenants applicable to a series of debt securities as described in the applicable prospectus supplement.
Any omission to comply with these obligations so released will not constitute a default or an event of default with respect to the debt securities of any series. In the event covenant defeasance occurs, certain events relating to these obligations, as well as the failure to deposit a sinking fund payment when due and the failure to pay or acceleration of indebtedness in excess of $50,000,000, as described above under “Events of Default,” will no longer constitute an event of default for that series.
In order to exercise either legal defeasance or covenant defeasance with respect to outstanding debt securities of any series, we must irrevocably have deposited or caused to be deposited with the trustee as trust funds cash or specified United States government obligations in an amount, in each case, sufficient, in the written opinion of a reputable firm of certified public accountants, to pay and discharge all of the principal, interest and any premium at due date or maturity with respect to such series. In addition:
•
in the case of legal defeasance, we must have delivered to the trustee an opinion of counsel confirming that (i) we have received from, or there has been published by, the Internal Revenue Service, a ruling or (ii) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case, to the effect that the holders of the debt securities of that series will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge to be effected and will be subject to the same federal income tax as would be the case if the deposit, defeasance and discharge did not occur;

•
in the case of covenant defeasance and discharge, we must have delivered to the trustee an opinion of counsel stating that, under then applicable federal income tax law, the holders of the debt securities of that series will not recognize gain or loss for United States federal income tax purposes as a result of the deposit and covenant defeasance to be effected and will be subject to the same federal income tax as would be the case if the deposit and covenant defeasance did not occur;

•
no default with respect to the outstanding debt securities of that series may have occurred and be continuing at the time of such deposit after giving effect to the deposit or, in the case of legal defeasance and discharge, no default relating to bankruptcy or insolvency may have occurred and be continuing at any time on or before the 90th day after the date of such deposit, it being understood that this condition is not deemed satisfied until after the 90th day;

•
the legal defeasance and discharge or covenant defeasance must not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act, assuming all debt securities of a series were in default within the meaning of the Trust Indenture Act;

•	the legal defeasance and discharge or covenant defeasance must not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party;
•	we must deliver to the trustee an opinion of counsel that any trust arising from such deposit does not require registration under the Investment Company Act of 1940, as amended;
•
if the debt securities of such series are to be redeemed, we must have given notice of the redemption or have given the trustee irrevocable directions to give the notice of redemption in our name and at our expense under arrangements satisfactory to the trustee; and

•
we must deliver to the trustee an officer’s certificate and an opinion of counsel stating that all conditions precedent with respect to the legal defeasance and discharge or covenant defeasance have been complied with. (Article XIII)

No Personal Liability of Directors, Officers, Employees or Stockholders
None of our past, present or future directors, officers, employees or stockholders, as such, will have any liability for any of our obligations under the debt securities or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a debt security, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the debt securities. However, this waiver and release may not be effective to waive liabilities arising under United States federal securities laws, and it is the view of the SEC that such a waiver is against public policy. (Section 1.19)
Governing Law
Unless otherwise stated in the prospectus supplement, the indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the debt securities, will be governed by the laws of the State of New York. (Section 1.13)
Payment and Paying Agents
Distributions on the debt securities other than those represented by global securities will be made in the designated currency against surrender of the debt securities at the principal corporate trust office or agency of the trustee in New York, New York. Payment will be made to the registered holder at the close of business on the record date for such payment. Interest payments will be made at the principal corporate trust office or agency of the trustee in New York, New York, or by a check mailed to the holder at his registered address. Payments in any other manner will be specified in the applicable prospectus supplement.
Calculation Agents
Calculations relating to floating rate debt securities will be made by the calculation agent, an institution that we appoint as our agent for this purpose. We may appoint one of our affiliates as calculation agent. We may appoint a different institution to serve as calculation agent from time to time after the original issue date of the debt security without your consent and without notifying you of the change. The initial calculation agent will be identified in the applicable prospectus supplement.

Transfer and Exchange
The debt securities may be presented for exchange, and debt securities other than a global security may be presented for registration of transfer, at the principal corporate trust office or agency of the trustee in New York, New York. Holders will not have to pay any service charge for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer or exchange of debt securities. (Section 3.05)
Legal Ownership of Debt Securities
Unless the prospectus supplement specifies otherwise, we will issue debt securities in registered form in the form of a global security. Accordingly, the debt securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities on behalf of themselves or their customers.
For registered debt securities, only the person in whose name a debt security is registered is recognized under the indenture as the holder of that debt security. (Section 3.08) Debt securities issued in global form will be issued in the form of a global security registered in the name of the depositary or its nominees. Consequently, for debt securities issued in global form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

DESCRIPTION OF OTHER SECURITIES
Warrants
We may issue warrants to purchase the securities described in this prospectus. Unless otherwise provided in the applicable prospectus supplement, each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. Additional information regarding any warrants we may offer and the related warrant agreement will be set forth in the applicable prospectus supplement.
Depositary Shares
We may offer depositary shares representing fractional interests in shares of our preferred stock of any series. In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a depositary. Depositary shares may be evidenced by depositary receipts issued pursuant to the related deposit agreement. Additional information regarding any depositary shares we may offer, the series of preferred stock represented by those depositary shares and the related deposit agreement will be set forth in the applicable prospectus supplement.
Purchase Contracts
We may issue purchase contracts for the purchase or sale of the securities described in this prospectus. Unless otherwise provided in the applicable prospectus supplement, each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, the securities specified in the applicable prospectus supplement at a specified price or prices, which may be based on a formula, all as set forth in the applicable prospectus supplement. Additional information regarding any purchase contracts we may offer will be set forth in the applicable prospectus supplement.
Rights
We may issue rights to purchase the securities described in this prospectus. Additional information regarding any rights we may offer, the rights agreement relating to the rights and the rights certificates representing the rights, will be set forth in the applicable prospectus supplement.
Units
We may issue units consisting of any of our other securities described in this prospectus. Additional information regarding any units that we may offer will be set forth in the applicable prospectus supplement.

SELLING STOCKHOLDERS
Information about selling stockholders, if any, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

PLAN OF DISTRIBUTION
We or any selling stockholders named in a prospectus supplement may offer and sell the securities in any one or more of the following ways:
•	to or through underwriters, brokers or dealers;
•	directly to one or more other purchasers;
•
through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents on a best-efforts basis;
•	otherwise through a combination of any of the above methods of sale; or
•	through any other methods described in a prospectus supplement.
Each time we sell securities, we will provide a prospectus supplement that will name any underwriter, dealer or agent involved in the offer and sale of the securities. The prospectus supplement will also set forth the terms of the offering, including:
•	the purchase price of the securities and the proceeds we will receive from the sale of the securities;
•	any underwriting discounts and other items constituting underwriters’ compensation;
•	any public offering or purchase price and any discounts or commissions allowed or re-allowed or paid to dealers;
•	any commissions allowed or paid to agents;
•	any securities exchanges on which the securities may be listed;
•	the method of distribution of the securities;
•	the terms of any agreement, arrangement or understanding entered into with the underwriters, brokers or dealers; and
•	any other information we consider to be important.
If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account. The securities may be sold from time to time in one or more transactions:
•	at a fixed price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to such prevailing market prices;
•	at varying prices determined at the time of sale; or
•	at negotiated prices.
Such sales may be effected:
•	in transactions on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in transactions in the over-the-counter market;
•
in block transactions in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	through the writing of options; or
•	through other types of transactions.

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the applicable prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discount or concession allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.
The securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in, the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best-efforts basis for the period of its appointment.
Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made, by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.
Some of the underwriters, dealers or agents used by us in any offering of securities under this prospectus may be customers of, engage in transactions with, and perform services for us or other affiliates of ours in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to be reimbursed by us for certain expenses. Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of securities for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent will be in amounts to be negotiated in connection with transactions involving securities and might be in excess of customary commissions. In effecting sales, broker-dealers engaged by us may arrange for other broker-dealers to participate in the resales.
The applicable prospectus supplement may set forth restrictions or limitations, or refer to applicable laws or regulations, relating to offers or sales of the securities or the distribution of this prospectus and the applicable prospectus supplement in specified jurisdictions outside the United States.
Any underwriters to which offered securities are sold by us for public offering and sale may make a market in such securities, but those underwriters will not be obligated to do so and may discontinue any market making at any time.
Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would be otherwise be. The underwriters are not required to engage in any of these activities, and if commenced, the underwriters may discontinue any of these activities at any time. An underwriter may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.
The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering. In an underwritten offering of securities, the underwriters will expect to deliver the securities against payment therefor on or about a date that will be specified on the cover page of the applicable prospectus supplement.
To comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
This prospectus and an applicable prospectus supplement may be made available in electronic format on the Internet sites of, or through online services maintained by, any of the underwriters, dealers, agents and selling group members participating in any offering of securities or by one or more of their respective affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, dealer, agent, selling group member or affiliate thereof, prospective investors may be allowed to place orders for the purchase of securities online. Any such allocation for online distributions will be made by the underwriter, dealer or agent on the same basis as other allocations.
Other than this prospectus and an applicable prospectus supplement in electronic format, the information on the underwriter’s, dealer’s, agent’s or any selling group member’s website and any information contained in any other website maintained by the underwriter, dealer, agent or any selling group member is not part of this prospectus, the prospectus supplement or supplements or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any of the underwriters, dealers, agents or selling group members in its capacity as underwriter, dealer, agent or selling group member and should not be relied upon by investors.
We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation, in the applicable prospectus supplement.

LEGAL MATTERS
Morgan, Lewis & Bockius LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Livent Corporation. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS
The consolidated and combined financial statements of Livent Corporation and subsidiaries as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2020, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 and 2019 consolidated and combined financial statements refers to a change in the method of accounting for leases as of January 1, 2019 and a change in the method of accounting for convertible debt as of January 1, 2021.

12,500,000 Shares

Livent Corporation
Common Stock
PRELIMINARY PROSPECTUS SUPPLEMENT

Book-Running Managers
Goldman Sachs & Co. LLC	J.P. Morgan
    , 2021.